Exhibit 99.2
October 28, 2024

Fellow Calix stockholders:

The third quarter of 2024 saw us return to sequential revenue growth and reflected the continued strength of our appliance-based platform, cloud and managed services model. Consistent with our expectations, revenue of $201 million represented 1.4% growth from the prior quarter. We delivered record gross margin as our broadband service provider customers continued to gain subscribers due to the outstanding experience they deliver. Our focus on operational excellence yielded our sixth consecutive quarter of double-digit free cash flow, which continued to strengthen our pristine balance sheet.

Our platform, cloud and managed services business saw robust growth, with remaining performance obligations (RPOs) increasing 35% year-over-year and an even more outstanding 11% quarter-over-quarter. This performance continues to be driven by our customers’ success with their subscribers.

We continue to land new footprint, adding 13 new customers in the quarter. As was the case last quarter, rather than startups, all these new customers were existing service providers that had not previously done business with Calix. These new customers recognized the power of the Calix platform, and each represents an opportunity for us to expand our platform, cloud and managed services business in the future.

The Broadband Equity Access and Deployment (BEAD) program progressed further this quarter with 55 of the 56 U.S. eligible entities seeking $42.45 billion in funding now having an approved proposal by the Department of Commerce’s National Telecommunications and Information Administration. While we expect to begin receiving orders in the first quarter of 2025, shipments will begin later in 2025, and as we have stated, revenue from the life of this program will follow a multi-year lens-shaped rollout.

The Industry is at a Crossroads

The broadband industry is at a crossroads where each provider must decide between remaining a legacy network operator providing a pipe for a price or focusing on the subscriber experience and becoming a broadband experience provider (BEP). The broadband disruption is forcing this decision as legacy operators see revenue and margin decline as most markets have multiple fast broadband choices and consumers do not understand broadband speeds. This was made clear at ConneXions 2024 as leaders of successful BEPs, including Allo, Brightspeed, ICS Advanced Technologies, Rally Networks, SCTelecom and Tombigbee Fiber, shared their journey with Calix to inspire attendees to embrace the experience provider path. Their BEP presentations are available for replay at Calix.com.

Our mission remains aligned to those choosing the BEP path as we contribute to their success by enabling their teams to simplify their operations, subscriber engagement and services, innovate for their consumer, business and municipal subscribers and grow their value for members, investors and the communities they serve.

In addition to the strong customer endorsements featured at ConneXions, the Calix team’s innovation and culture was recognized many times this past quarter, including:

•Fast Company – Best Workplaces for Innovators. Calix was a finalist among large companies.
•Calix’s chief product officer, Shane Eleniak, was recognized as Fast Company’s “Innovative Leader of the Year” for his leadership in Calix’s transformation to a cloud platform leader.

•Fortune – 2024 Best Workplaces in Technology. Calix was ranked 15 for large companies.
•Light Reading named the Calix Broadband Platform Intelligent Access Solution as the “Most Innovative Broadband Product or Solution.”

Calix innovations create differentiation in a competitive broadband market undergoing a multi-decade disruption. Our BEP customers are disrupting legacy providers by transforming their businesses and leading in their markets with Calix’s end-to-end platform. We will continue to align our strategy and investments to support our customers, which in turn will deliver improved long-term financial performance across four measurable objectives:

•Deliberate revenue growth
•Gross margin expansion
•Disciplined operating expense investment
•Ongoing predictability

Our team remains focused on expanding our footprint, supporting our BEP customers’ subscriber growth and maintaining strong operating discipline, giving us a solid foundation for many years to come.

Third Quarter 2024 Financial Results

	GAAP	Non-GAAP	Guidance Non-GAAP [1]
Revenue	$200.9m	$200.9m	$198.0m – $204.0m
Gross margin	54.8%	55.4% [2]	54.25% – 56.25% [1]
Operating expenses	$120.9m	$105.3m [2]	$105.0m – $108.0m [1]
Net income (loss) per diluted common share	($0.06)	$0.13 [2]	$0.05 – $0.11 [1]

[1]	Non-GAAP guidance provided on July 22, 2024.
[2]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliations beginning on page 15.

Revenue, 3Q23 ~ 3Q24
$300.0M
$250.0M
$200.0M
$150.0M
$100.0M
$50.0M
$0.0M
3Q23
4Q23
1Q24
2Q24
3Q24

For the third quarter of 2024, revenue was $200.9 million, representing an increase of 1.4% from the prior quarter and a decrease of 24% compared with the same quarter a year ago.

Revenue EDGE revenue increased by 9% from the prior quarter and 3% compared with the year ago quarter as new and existing customers continued to add subscribers.

Intelligent Access EDGE revenue was down 10% from the prior quarter and was down 49% compared with the year ago quarter due to a challenging capital allocation environment, slowing network builds by certain customers and general customer indecision related to new network builds as they considered or pursued government stimulus. Overall, the market continues to be driven by the technology upgrade cycle to consolidated networks and 10 Gigabit PON.

Remaining Performance Obligations, 3Q23 ~ 3Q24
$300M
$250M
$200M
$150M
$100M
$50M
$0M
3Q23
4Q23
1Q24
2Q24
3Q24
Current
Long-term

RPOs result from long-term commitments made by our customers and consist mainly of Calix Cloud, managed services, extended warranties and support/maintenance agreements and exclude platform licenses, month-to-month usage-based models and true-ups. These commitments generally have an initial term of three years. As of the end of the third quarter of 2024, our RPOs were $295.7 million, which is an increase of $28.8 million, or 11%, from the prior quarter and an increase of $76.2 million, or 35%, from the same quarter a year ago. During the third quarter of 2024, we signed the largest platform, cloud and managed services contract in the Company’s history. Meanwhile, current RPO was $110.1 million, up 7% from $103.0 million at the end of the prior quarter and up 29% from $85.4 million at the quarter end a year ago. The increases reflect the continued adoption of our platform offerings by our BEP customers. We expect RPOs will continue to grow each quarter while the size of the increase may fluctuate.
Expanded customer adoption of our platform, cloud and managed services was again evidenced by an increase in all three metrics compared with the prior quarter. As we have noted previously, our platform, cloud and managed services monetize based on subscriber count, and the growth in subscribers and on-going adoption of our platform, cloud and managed services form the “expand” in our “land and expand” strategy. Over time, we expect the recurring revenue from continued platform, cloud and managed services adoption will drive higher gross margin.

We added 9 new Revenue EDGE and/or Intelligent Access EDGE customer deployments in the third quarter of 2024. By deploying the Revenue EDGE, BEPs can quickly implement and sell managed services, thereby enabling them to improve their average revenue per user at higher margins with the greatest levels of subscriber satisfaction.

We added 5 new Calix Cloud deployments, which include Engagement Cloud, Service Cloud and/or Operations Cloud, in the third quarter of 2024. Calix Cloud allows our BEPs to benefit from the power of data-driven insights to drive best-in-class Net Promoter Scores℠.

Our managed services showed continued growth as 23 additional customers began deploying a managed service. We currently offer the following SmartLife managed services: SmartHome (which includes Wi-FiIQ, CommandIQ, ProtectIQ and ExperienceIQ), Arlo Secure, Bark, SmartBiz and SmartTown.

Revenue by Customer Size, 3Q23 ~ 3Q24
100%
80%
60%
40%
20%
0%
10%
16%
74%
11%
18%
71%
7%
12%
81%
6%
12%
82%
5%
12%
83%
3Q23
4Q23
1Q24
2Q24
3Q24
Small (<250K)
Medium (250K <2.5M)
Large (>2.5M)

As we have discussed previously, technology disruptions start with small customers and eventually work their way up to large customers. While we expect this trend will continue in the future, there remain a few customers in the large and medium category that have reduced their level of appliance purchases in the near term as they reevaluate their priorities and requirements.

Revenue from small customers accounted for 83% of revenue for the third quarter of 2024, up from 82% in the prior quarter, and increased 3% in absolute dollars as we have seen ordering patterns continuing to normalize. In the third quarter of 2024, we also had two small-sized customers grow their subscriber bases such that they are now medium-sized customers. Revenue from large customers decreased 1% in absolute dollars, which related primarily to one customer who we believe was continuing to work through capital allocation decisions.

U.S. revenue was 93% of total revenue for the third quarter of 2024, up from 92% in the second quarter of 2024, and up from 89% of revenue for the year ago quarter. U.S. revenue increased 2% in absolute dollars sequentially and declined 20% compared with the year ago quarter. International revenue was 7% of revenue in the third quarter of 2024, down $1.6 million, or 10%, from the prior quarter due mostly to lower shipments to Europe. International revenue was down 52% compared with the year ago period largely due to lower shipments to Europe.

Gross Margin, 3Q23 ~ 3Q24
60.0%
55.0%
50.0%
45.0%
40.0%
3Q23
4Q23
1Q24
2Q24
3Q24
GAAP GM
Non-GAAP GM

Our GAAP gross margin for the third quarter of 2024 was a record 54.8%, an increase of 50 basis points sequentially and 150 basis points year-over-year. Included in GAAP gross margin was stock-based compensation and intangible asset amortization. Excluding these items, our non-GAAP gross margin for the third quarter of 2024 was a record 55.4%, representing an increase of 30 basis points sequentially and 160 basis points from the year ago period. We expect that gross margin will continue to increase each quarter; however, the amount of increase may vary from quarter to quarter.

Operating Expenses, 3Q23 ~ 3Q24
$140M
$120M
$100M
$80M
$60M
$40M
$20M
$0M
3Q23
4Q23
1Q24
2Q24
3Q24
S&M
R&D
G&A
Stock Comp
Litigation Expense

Our GAAP and non-GAAP operating expenses for the third quarter of 2024 were $120.9 million and $105.3 million, representing 60.2% and 52.4% of revenue, respectively. Sequentially, GAAP operating expenses increased by $2.0 million. Excluding the stock-based compensation, non-GAAP operating expenses increased by $1.1 million from the prior quarter primarily due to an increase in marketing expenses. Compared with the year ago quarter, GAAP and non-GAAP operating expenses decreased by $3.7 million and $4.0 million, respectively. The decrease in non-GAAP operating expenses is primarily due to personnel expenses, outside services and professional fees. Non-GAAP sales and marketing investments were 23.7% of revenue, which is above our Target Financial Model range of 18% to 20%. Non-GAAP research and development investments were 36.5% of gross profit, which is above our Target Financial Model of 29%. Non-GAAP general and administrative investments were 8.5% of revenue, which is above our Target Financial Model of 7%. We continue to plan our 2024 operating expense investments to be consistent with the level of investment in 2023 as we believe 2024 represents an opportunity to grow our footprint ahead of the anticipated U.S. government broadband investment in 2025.
Our GAAP net loss of $4.0 million for the third quarter of 2024 improved by $4.0 million sequentially and declined $21.0 million from a GAAP net income of $17.0 million in the year ago period. The year-over-year decline was primarily related to the lower revenue compared with the prior period. GAAP net loss for the third quarter of 2024 included stock-based compensation of $16.4 million and intangible asset amortization of $0.6 million, partially offset by the income tax effect for these items of $4.1 million. Our non-GAAP net income for the third quarter of 2024 was $8.9 million, an increase of $2.8 million compared with the prior quarter. The change was mainly due to higher gross margin and lower income taxes. Non-GAAP net income decreased $22.1 million when compared with $31.0 million from the same quarter last year primarily due to lower revenue and partially offset by higher gross margin and lower income taxes.

Balance Sheet and Cash Flow

Cash Conversion Cycle, 3Q23 ~ 3Q24
170 Days
160 Days
150 Days
140 Days
130 Days
120 Days
110 Days
100 Days
3Q23
4Q23
1Q24
2Q24
3Q24

Our balance sheet remains strong. Our Days Sales Outstanding (DSO) at the end of the third quarter 2024 was 39 days, up 1 day from the prior quarter and up 11 days from the same quarter a year ago. Our Target Financial Model for DSO remains between 35 and 45 days. Inventory turns were 3.2, up from 2.8 in the prior quarter and 3.0 in the third quarter a year ago. The increase in inventory turns relative to last quarter relates to an increase in shipments and a reduction in component inventory on-hand. Inventory turns based on finished goods inventory only was 4.3, an improvement of 0.6 from the 3.7 turns last quarter. Inventory turns for the third quarter of 2024 were within our Target Financial Model of 3 to 4 turns.

In the third quarter of 2024, our inventory deposits decreased by $3.5 million, bringing our total inventory deposits to $66.8 million. Days payable outstanding (DPO) at the end of the third quarter was 27 days, up 17 days from the prior quarter and 11 days from the year ago quarter. Our Target Financial Model for DPO is between 25 and 35 days. Our cash conversion cycle was 127 days compared with 158 days in the prior quarter and 133 days in the same quarter last year. Our Target Financial Model for our cash conversion cycle remains to be between 100 and 130 days.

Cash Flow, 3Q23 ~ 3Q24
$25M
$20M
$15M
$10M
$5M
$0M
3Q23
4Q23
1Q24
2Q24
3Q24
Operating Cash Flow
Free Cash Flow

We ended the third quarter of 2024 with record cash and investments of $287.6 million, which was a sequential increase of $26.4 million. The increase was primarily due to positive non-GAAP free cash flow of $12.8 million and proceeds from equity-based employee benefit plans of $10.6 million. Compared with the third quarter a year ago, our cash and investments increased by $37.5 million primarily due to positive non-GAAP free cash flow of $51.1 million and proceeds from equity-based employee benefit plans of $31.0 million. These increases were partially offset by investments in our common stock of $47.7 million. At the end of the third quarter of 2024, we had $109.9 million available under our stock repurchase program. We continue to expect both GAAP operating and non-GAAP free cash flow to remain strong due to continued non-GAAP profitability and improving cash conversion cycle.

Fourth Quarter 2024 Guidance

	Guidance Non-GAAP	Guidance Reconciled to GAAP
Revenue	$201.0m – $207.0m	$201.0m – $207.0m
Gross margin	54.5% – 56.5% [1]	54.2% – 56.2%
Operating expenses	$109.0m – $111.0m [1]	$124.0m – $126.0m
Net income (loss) per diluted common share [2]	$0.04 – $0.10 [1]	$(0.14) – $(0.08)

[1]	Non-GAAP excludes stock-based compensation and intangible asset amortization as well as the income tax impact of these items. See GAAP to non-GAAP reconciliation on page 17.
[2]	Based on 69.2 million weighted-average diluted common shares outstanding.

Our guidance for the fourth quarter of 2024, ending December 31, 2024, reflects our expectations as of the date of this letter.

Our revenue guidance for the fourth quarter of 2024 is for revenue to be between $201 million and $207 million, representing an increase of $3 million (at the midpoint), or a 1.5% sequential increase from the prior quarter. This would be consistent with revenue growth in the third quarter of 2024 driven by stabilizing shipments of appliances and growth in our platform, cloud and managed services.

Our non-GAAP gross margin guidance for the fourth quarter of 2024 of 55.5% (at the midpoint) would be a 10-basis point improvement relative to the prior quarter.

Our non-GAAP operating expense guidance for the fourth quarter of 2024 of $110.0 million (at the midpoint) represents an increase of $4.7 million primarily due to the additional expenses associated with our annual ConneXions Customer Success and Innovation conference held in October.

We expect our fourth quarter 2024 non-GAAP effective tax rate to be in the range of 21% to 23%.

Summary

We remain in the early stages in this once-in-a-generation disruption of the broadband industry. Our BEP customers are thriving in this disruptive market as the Calix model enables a simple path to a comprehensive business model that differentiates to win consumer, business and municipal subscribers at an ever-increasing pace. We expect further footprint gains as we continue to convert legacy network operators who are struggling with commoditization, margin declines and slowing growth while Calix partnered BEPs innovate at a faster and faster pace.

The foundation for our growth continues to be based on three vectors:

•New subscribers: BEP customers leverage our platform, cloud and managed services to differentiate themselves in their markets thereby adding subscribers.
•Existing subscribers: BEP customers adopt additional platform extensions, cloud and managed services, enabling them to reduce their operational costs and grow revenue per subscriber.
•New BEPs: We continue to convert legacy operators into new strategically aligned service providers who recognize that our unique platform, cloud and managed services model enables their teams to transform their business as they simplify their operations, subscriber engagement and services, innovate for their consumer, business and municipal subscribers and grow their value for members, investors and the communities they serve.

With lead times for appliances now at a post-pandemic new normal and BEAD applications well underway, we are confident in our sequential growth, and we are excited by the multi-year outlook for our business. We remain focused on growing our footprint by adding to our BEP customer base and expanding the reach of our platform, cloud and managed services across their subscribers.

We sincerely thank our employees, customers, partners, vendors and stockholders for their continued support.

Sincerely,

Michael Weening President and CEO	Cory Sindelar CFO

Conference Call
In conjunction with this announcement, Calix will host a conference call tomorrow, October 29, 2024 at 5:30 a.m. Pacific Time / 8:30 a.m. Eastern Time to answer questions regarding our third quarter 2024 financial results. A live audio webcast and replay of the call will be available in the Investor Relations section of the Calix website at http://investor-relations.calix.com.

Live call access information: Dial-in number: (877) 407-4019 (U.S.) or (201) 689-8337 (outside the U.S.) ID# 13748912.

The conference call and webcast will include forward-looking information.

Investor Inquiries
Nancy Fazioli
VP, Investor Relations
InvestorRelations@calix.com
(669) 308-3901

About Calix
Calix, Inc. (NYSE: CALX) — Calix is an appliance-based platform, cloud and managed services company. Broadband experience providers (BEP) leverage the Calix broadband platform, cloud and managed services to simplify operations, engagement and service; innovate for their consumer, business and municipal subscribers; and grow their business and the communities they serve.

Our end-to-end platform, cloud and managed services democratize the use of data—enabling our customers of any size to operate efficiently, acquire subscribers and deliver exceptional experiences. Calix is dedicated to driving continuous improvement in partnership with our growing ecosystem to support the transformation of our BEP customers and their communities.

Forward-Looking Statements
Statements made in this stockholder letter and the earnings call referencing the stockholder letter that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to, but are not limited to, component and logistics costs, potential customer or market opportunities, growth and future opportunities, customer demand or the sustainability of continued demand, anticipated customer purchase trends, anticipated government funding, expected customer and product mix or anticipated adoption or deployment of our appliances, platform, cloud or managed services, industry, market and customer trends, opportunities with existing and prospective customers, the timing of BEAD shipments, free cash flow and liquidity, continuation of our stock repurchase program and future financial performance (including the outlook for the fourth quarter of 2024, full year and future periods and performance against our Target Financial Model). Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to fluctuations in our financial and operating results, the capital spending decisions of our customers, changes and disruptions in the market and industry, availability of capital in the market, potential for growth in our business driven by government funds, changes in and impacts of regulations and/or government sponsored programs, competition, our ability to achieve market acceptance of our appliances, platform, cloud or managed services, our ability to grow our customer base, fluctuations in costs associated with our appliances and services including higher costs, dependence on third-parties for production and resource management associated with our global supply chain that may cause delays in production, inventory write-offs or component liabilities, cost overruns, disruptions in global trade and relations, social unrest and political uncertainties and other unanticipated factors, as well as the risks and uncertainties described in our annual reports on Form 10-K and our quarterly reports on Form 10-Q, each as filed with the SEC and available at www.sec.gov, particularly in the sections titled “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made and are based on information available to us at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. Calix assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not place undue reliance on any forward-looking statements.

Use of Non-GAAP Financial Information
The Company uses certain non-GAAP financial measures in this stockholder letter to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating expenses, non-GAAP sales and marketing investments, non-GAAP research and development investments, non-GAAP general and administrative investments, non-GAAP effective income tax rate, non-GAAP net income, non-GAAP net income per diluted common share and non-GAAP free cash flow. These non-GAAP measures are provided to enhance the reader’s understanding of the Company’s operating performance as they primarily exclude non-cash stock-based compensation, intangible asset amortization, litigation settlement and the impact from changes in income taxes, which the Company believes are not indicative of its core operating results. Management believes that the non-GAAP measures used in this stockholder letter provide investors with important perspectives into the Company’s ongoing business performance and management uses these non-GAAP measures to evaluate financial results and to establish operational goals. The presentation of these non-GAAP measures is not meant to be a substitute for results presented in accordance with GAAP, but rather should be evaluated in conjunction with those GAAP results. A reconciliation of the non-GAAP results to the most directly comparable GAAP results is provided in this stockholder letter. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Net Promoter®, NPS®, NPS Prism® and the NPS-related emoticons are registered trademarks of Bain & Company, Inc., Satmetrix Systems, Inc. and Fred Reichheld. Net Promoter Score℠ and Net Promoter System℠ are service marks of Bain & Company, Inc., Satmetrix Systems, Inc. and Fred Reichheld.

Calix, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023

Revenue	$200,945	$263,835	$625,394	$774,859
Cost of revenue	90,898	123,286	285,167	369,789
Gross profit	110,047	140,549	340,227	405,070
Operating expenses:
Sales and marketing	52,301	52,356	158,436	158,817
Research and development	45,467	46,963	134,012	135,477
General and administrative	23,175	25,301	72,063	73,100
Total operating expenses	120,943	124,620	364,511	367,394
Operating income (loss)	(10,896)	15,929	(24,284)	37,676
Interest income and other expense, net:
Interest income, net	3,282	2,658	8,877	6,553
Other expense, net	(178)	(444)	(599)	(448)
Total interest income and other expense, net	3,104	2,214	8,278	6,105
Income (loss) before income taxes	(7,792)	18,143	(16,006)	43,781
Income taxes (benefit)	(3,824)	1,190	(4,183)	7,857
Net income (loss)	$(3,968)	$16,953	$(11,823)	$35,924
Net income (loss) per common share:
Basic	$(0.06)	$0.26	$(0.18)	$0.54
Diluted	$(0.06)	$0.24	$(0.18)	$0.52
Weighted average number of shares used to compute net income (loss) per common share:
Basic	66,078	66,288	65,700	66,201
Diluted	66,078	69,579	65,700	69,544

Calix, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	September 28,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$62,361	$63,409
Marketable securities	225,223	156,937
Accounts receivable, net	85,272	126,027
Inventory	100,609	132,985
Prepaid expenses and other current assets	111,553	118,598
Total current assets	585,018	597,956
Property and equipment, net	31,105	29,461
Right-of-use operating leases	7,516	9,262
Deferred tax assets	177,775	167,691
Goodwill	116,175	116,175
Other assets	19,936	21,320
	$937,525	$941,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,318	$34,746
Accrued liabilities	76,075	116,227
Deferred revenue	29,513	36,669
Total current liabilities	129,906	187,642
Long-term portion of deferred revenue	21,384	24,864
Operating leases	4,795	7,421
Other long-term liabilities	2,752	2,956
Total liabilities	158,837	222,883
Stockholders’ equity:
Common stock	1,658	1,627
Additional paid-in capital	1,148,742	1,078,393
Accumulated other comprehensive income (loss)	490	(659)
Accumulated deficit	(372,202)	(360,379)
Total stockholders’ equity	778,688	718,982
	$937,525	$941,865

Calix, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Nine Months Ended
	September 28,	September 30,
	2024	2023
Operating activities:
Net income (loss)	$(11,823)	$35,924
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	48,686	50,090
Depreciation and amortization	14,805	12,181
Deferred income taxes	(10,420)	4,294
Net accretion of available-for-sale securities	(3,958)	(3,119)
Changes in operating assets and liabilities:
Accounts receivable, net	40,755	13,143
Inventory	32,376	(873)
Prepaid expenses and other assets	7,659	(48,532)
Accounts payable	(11,809)	(19,756)
Accrued liabilities	(39,768)	(141)
Deferred revenue	(10,636)	1,745
Other long-term liabilities	(2,830)	(3,629)
Net cash provided by operating activities	53,037	41,327
Investing activities:
Purchases of property and equipment	(12,905)	(13,883)
Purchases of marketable securities	(228,456)	(133,521)
Sales of marketable securities	49,905	—
Maturities of marketable securities	115,529	185,888
Net cash provided by (used in) investing activities	(75,927)	38,484
Financing activities:
Proceeds from common stock issuances related to employee benefit plans	25,433	26,659
Repurchases of common stock	(3,738)	(42,409)
Payments related to financing arrangements	—	(7,560)
Net cash provided by (used in) financing activities	21,695	(23,310)
Effect of exchange rate changes on cash and cash equivalents	147	101
Net increase (decrease) in cash and cash equivalents	(1,048)	56,602
Cash and cash equivalents at beginning of period	63,409	79,073
Cash and cash equivalents at end of period	$62,361	$135,675

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Gross Margin
(Unaudited)
	Three Months Ended
	September 28, 2024	June 29, 2024	March 30, 2024	December 31, 2023 [1]	September 30, 2023
GAAP gross margin	54.8%	54.3%	54.2%	42.8%	53.3%
Adjustments to GAAP amount:
Stock-based compensation	0.3	0.3	0.3	0.2	0.3
Intangible asset amortization	0.3	0.5	0.4	0.3	0.2
Non-GAAP gross margin	55.4%	55.1%	54.9%	43.3%	53.8%

[1]	Inventory and component liability charges of 10.8% primarily related to the wind down of our legacy product set were removed from the adjustments to GAAP amounts as previously presented.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(Unaudited, in thousands)
	Three Months Ended
	Sept. 28,	June 29,	March 30,	December 31,	Sept. 30,
	2024	2024	2024	2023	2023
GAAP operating expenses:
Sales and marketing	$52,301	$52,238	$53,897	$55,747	$52,356
Research and development	45,467	44,123	44,422	42,295	46,963
General and administrative	23,175	22,598	26,290	27,295	25,301
	120,943	118,959	124,609	125,337	124,620
Stock-based compensation:
Sales and marketing	(4,630)	(4,191)	(4,850)	(3,075)	(4,333)
Research and development	(4,783)	(4,398)	(4,515)	(3,583)	(4,245)
General and administrative	(6,188)	(6,162)	(6,855)	(5,424)	(6,714)
	(15,601)	(14,751)	(16,220)	(12,082)	(15,292)

Litigation settlement – General and administrative	—	—	—	(3,250)	—

Non-GAAP operating expenses:
Sales and marketing	47,671	48,047	49,047	52,672	48,023
Research and development	40,684	39,725	39,907	38,712	42,718
General and administrative	16,987	16,436	19,435	18,621	18,587
	$105,342	$104,208	$108,389	$110,005	$109,328

Calix, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income
(Unaudited, in thousands)
	Three Months Ended
	Sept. 28,	June 29,	March 30,	December 31,	Sept. 30,
	2024	2024	2024	2023 [1]	2023
GAAP net income (loss)	$(3,968)	$(7,958)	$103	$(6,599)	$16,953
Adjustments to GAAP amount:
Stock-based compensation	16,371	15,458	16,856	12,681	16,026
Intangible asset amortization	604	956	956	757	658
Litigation settlement	—	—	—	3,250	—
Income tax effect of non-GAAP adjustments	(4,100)	(2,348)	(3,474)	(3,374)	(2,641)
Non-GAAP net income	$8,907	$6,108	$14,441	$6,715	$30,996

[1]
Inventory and component liability charges of $22.7 million (net of taxes) primarily related to the wind down of our legacy product set were removed from the adjustments to GAAP amount as previously presented.

Calix, Inc.
Non-GAAP Free Cash Flow Reconciliation
(Unaudited, in thousands)
	Three Months Ended
	Sept. 28,	June 29,	March 30,	December 31,	Sept. 30,
	2024	2024	2024	2023	2023
Net cash provided by operating activities	$15,999	$22,347	$14,691	$14,924	$15,751
Purchases of property and equipment	(3,244)	(5,952)	(3,709)	(3,972)	(3,776)
Non-GAAP free cash flow	$12,755	$16,395	$10,982	$10,952	$11,975

Calix, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Income Per Diluted Common Share [1]
(Unaudited)
Three Months Ended September 28, 2024
GAAP net loss per diluted common share	$(0.06)
Adjustments to GAAP amount:
Stock-based compensation	0.24
Intangible asset amortization	0.01
Income tax effect of non-GAAP adjustments	(0.06)
Non-GAAP net income per diluted common share	$0.13

[1]	Based on 68.8 million weighted-average diluted common shares outstanding.

Calix, Inc.
Reconciliation of GAAP to Non-GAAP Guidance
(Unaudited, dollars in thousands, except per share data)
Three Months Ending December 31, 2024
	GAAP	Stock-Based Compensation	Intangible Asset Amortization	Non-GAAP
Gross margin	54.2% - 56.2%	0.3%	0.0%	54.5% - 56.5%
Operating expenses	$124,000 - $126,000	$(15,000)	$ —	$109,000 - $111,000
Net income (loss) per diluted common share [1]	$(0.14) - $(0.08)	$0.18 [2]	$0.00 [2]	$0.04 - $0.10

[1]	Based on 69.2 million weighted-average diluted common shares outstanding.
[2]	Net of income taxes.